Filed pursuant to Rule 433

Registration File No. 333-225075

Supplementing the Preliminary Prospectus

Supplement dated September 11, 2018

(To Prospectus dated May 21, 2018)

CADENCE BANCORPORATION ANNOUNCES PROPOSED

SECONDARY OFFERING OF CLASS A COMMON STOCK

HOUSTON, TEXAS (September 11, 2018) – Cadence Bancorporation (NYSE: CADE) today announced the commencement of a registered public secondary offering of 12,099,757 shares of Class A common stock, or approximately 14.5% of Cadence Bancorporation’s outstanding Class A common stock, pursuant to the shelf registration statement (File No. 333-225075) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on May 21, 2018. The shares sold in the offering will be sold by certain selling stockholders named in the preliminary prospectus supplement filed in connection with the proposed offering, who received the shares of Class A common stock being sold in an in-kind distribution of 100% of the shares of Class A common stock held by Cadence Bancorp, LLC to its unitholders on September 10, 2018 (other than a de minimis number of shares of Class A common stock representing aggregate fractional shares in lieu of which unitholders are to receive cash). In addition to these selling stockholders, certain unitholders of Cadence Bancorp, LLC also received 9,575,185 shares of Class A common stock in the distribution that they elected not to sell in the offering, representing approximately 11.5% of Cadence Bancorporation’s outstanding Class A common stock, and will be restricted from transferring such shares of Class A common stock received in the distribution without Cadence Bancorporation’s consent for a period of 45 days after the date of the final prospectus supplement filed in connection with the offering. Of those 9,575,185 shares, 4,523,970 shares are held by affiliates (including the board of directors and management of Cadence Bancorporation), representing 5.4% of Cadence Bancorporation’s Class A common stock outstanding.

Cadence Bancorporation is not selling any shares of Class A common stock and will not receive any proceeds from the proposed offering. The proposed offering will not change the number of shares of Class A common stock that are currently outstanding. Morgan Stanley is acting as the underwriter in the offering.

The offering is expected to close on or about September 14, 2018, subject to customary closing conditions.

Cadence Bancorporation has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents Cadence Bancorporation has filed with the SEC for more complete information about Cadence Bancorporation and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Copies of the prospectus and the preliminary prospectus supplement relating to the proposed offering may be obtained by contacting Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cadence Bancorporation

Cadence Bancorporation is an $11.3 billion in assets regional bank holding company headquartered in Houston, Texas. Through its affiliates, Cadence operates 65 locations in Alabama, Florida, Texas, Mississippi and Tennessee, and provides corporations, middle-market companies, small businesses and consumers with a full range of innovative banking and financial solutions. Services and products include commercial and business banking, treasury management, specialized lending, commercial real estate, foreign exchange, wealth management, investment and trust services, financial planning, retirement plan management, business and personal insurance, consumer banking, consumer loans, mortgages, home equity lines and loans, and credit cards. Clients have access to leading-edge online and mobile solutions, interactive teller machines, and 56,000 ATMs. The Cadence team of 1,200 associates is committed to exceeding customer expectations and helping their clients succeed financially. Cadence Bank, N.A., Cadence Insurance, and Linscomb & Williams are direct or indirect subsidiaries of Cadence Bancorporation.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, the launch and completion of the secondary offering of our Class A common stock. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in the registration statement on Form S-3, including the preliminary prospectus supplement and the related prospectus, we have filed with the SEC. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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Contact Information

Cadence Bancorporation

Media contact:

Danielle Kernell

713-871-4051

danielle.kernell@cadencebank.com

Investor relations contact:

Valerie Toalson

713-871-4103 or 800-698-7878

vtoalson@cadencebancorporation.com